UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 7, 2008
NUVASIVE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-50744 (Commission File Number)	33-0768598 (I.R.S. Employer Idenitifcaiton Number)
4545 Towne Centre Court, San Diego, California 92121
(Address of principal executive offices, with zip code)
(858) 909-1800
(Registrant’s telephone number, including area code)
n/a
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 3.02 Unregistered Sales of Equity Securities
SIGNATURES

Item 1.01 Entry into Material Definitive Agreement.
On March 3, 2008, NuVasive, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) under which it agreed to sell $200 million aggregate principal amount of its 2.25% Convertible Senior Notes due 2013 (the “Notes”) to J.P. Morgan Securities Inc. and Goldman, Sachs & Co., as initial purchasers (together, the “Initial Purchasers”). The net proceeds from the offering, after deducting discounts, commissions and expenses payable by the Company, are expected to be approximately $193.4 million.
The closing of the sale of the Notes occurred on March 7, 2008. The Notes and the shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable in certain circumstances upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company offered and sold the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Initial Purchasers then sold the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement.
The Notes were issued pursuant to an Indenture, dated as of March 7, 2008, between the Company and U.S. Bank National Association, as trustee (the “Indenture”).
The Notes will pay interest semiannually in arrears at a rate of 2.25% per year. Interest is payable on March 15 and September 15 of each year, beginning on September 15, 2008. The Notes mature on March 15, 2013. The Notes are the Company’s general unsecured obligations, ranking equal in right of payment to all of our existing and future senior indebtedness, senior in right of payment to all of our future subordinated indebtedness, effectively subordinate in right of payment to all of the future indebtedness and other liabilities of our subsidiaries and effectively subordinate to any of our future secured indebtedness to the extent of the collateral securing such debt.
Holders may convert their notes at their option on any day to and including the second scheduled trading day immediately preceding the maturity date of March 15, 2013. The notes will initially be convertible at a conversion rate of 22.3515 shares of common stock per $1,000 in principal amount of notes, which is equivalent to an initial conversion price of approximately $44.74 per share of common stock.
The Company may not redeem the Notes prior to maturity.
In connection with the offering of the Notes, the Company has entered into separate Call Option Transaction Letter Agreements, Warrant Letter Agreements and Call Option/Warrant Letter Agreements (collectively, the “Note Hedge Agreements”) with each of JPMorgan Chase Bank, National Association, and Goldman, Sachs & Co., which provide for a convertible note hedge transaction and a warrant transaction, respectively. The impact of the Note Hedge Agreements from the Company's perspective will be to effectively raise the conversion price of the notes to a premium of 40% over the closing stock price on March 3, 2008, such that the notes will be convertible into shares of Company common stock at an effective conversion price of approximately $49.13 per share.
In connection with the Note Hedge Agreements, it is expected that the counterparty to those transactions or its affiliates will enter into various derivative transactions with respect to the Company’s common stock concurrently with or shortly after the pricing of the Notes. In addition, such counterparty or its affiliates may continue to enter into, or to unwind, various derivatives transactions with respect to the Company’s common stock and/or to purchase or sell shares of the Company’s common stock in secondary market transactions, including during the observation period relating to any conversion of the notes.
The Indenture provides for customary events of default, including payment defaults, breaches of covenants, failure to pay certain judgments and certain events of bankruptcy, insolvency and reorganization. If an event of default occurs and is continuing, the principal amount of the Notes, may be declared immediately due and payable. The principal amount of the Notes, plus accrued and unpaid interest, if any, automatically become due and payable if an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs.
Holders of the Notes are entitled to the benefits of a Registration Rights Agreement, dated March 7, 2008, among the Company and the Initial Purchasers (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Company may be required to file a shelf registration statement with the Securities and Exchange Commission covering resales of the Notes and the shares of common stock issuable upon conversion of the Notes, and the Company will be required to pay additional interest, subject to some limitations, to the holders of the Notes if it fails to comply with its obligations to register the Notes and the Common Stock issuable upon conversion of the Notes.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.
Item 3.02 Unregistered Sales of Equity Securities.
The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVASIVE, INC.

Date: March 7, 2008	By:	/s/ ALEXIS V. LUKIANOV

Alexis V. Lukianov
Chairman and Chief Executive Officer